Exhibit 10.5

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MANUFACTURING AGREEMENT

DPT LABORATORIES, LTD.

and

AUXILIUM PHARMACEUTICALS, INC.

Table of Contents

I—DEFINITIONS		3

1.1	ACT	3
1.2	PRODUCT(S)	3
1.3	FDA	3
1.4	FORECASTED NEEDS	4
1.5	LABEL, LABELED, OR LABELING	4
1.6	MARKET YEAR	4
1.7	PACKAGING	4
1.9	MATERIAL SAFETY DATA SHEETS	4
1.10	MANUFACTURING FEE	5

II—PRODUCT MANUFACTURE AND SUPPLY		5

2.1	MANUFACTURE AND PURCHASE	5
2.2	SUPPLY OF MATERIALS	6
2.3	MATERIALS TESTING	6
2.4	MATERIAL SAFETY DATA SHEETS	6
2.5	COMMENCEMENT OF MANUFACTURING	7
2.6	PRODUCTION	7
2.7	REJECTED PRODUCTS	8
2.8	PRODUCT PRICE	10
2.9	BACK-UP SUPPLIER	11

III—SHIPMENT AND RISK OF LOSS		12

3.1	SHIPMENT	12
3.2	DELIVERY TERMS	12
3.3	CLAIMS	12

IV—TERM AND TERMINATION		12

4.1	TERM	12
4.2	TERMINATION	13
4.3	PAYMENT ON TERMINATION	13

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4.4	SURVIVAL	14

V—CERTIFICATES OF ANALYSIS AND MANUFACTURING COMPLIANCE		14

5.1	CERTIFICATES OF ANALYSIS	14
5.2	STABILITY TESTING	14
5.3	VALIDATION WORK OR ADDITIONAL TESTING	15
5.4	FDA INSPECTION	15
5.5	NDA’S, ANDA’S, & 510(K)’S	15

VI—WARRANTIES		15

6.1	CONFORMITY WITH SPECIFICATIONS	15
6.2	COMPLIANCE WITH THE ACT	16
6.3	CONFORMITY WITH FDA REGULATIONS AND CGMP’S	16
6.4	COMPLIANCE OF PACKAGING AND LABELING WITH LAWS AND REGULATIONS	17
6.5	ACCESS TO DPT’S FACILITIES	17
6.6	DISCLAIMER	17

VII—PRODUCT RECALLS		18

VIII—FORCE MAJEURE: FAILURE TO SUPPLY		18

8.1	FORCE MAJEURE EVENTS	18

IX—IMPROVEMENTS		19
9.1	CHANGES BY COMPANY	19
9.2	CHANGES BY DPT	19
9.3	CHANGES BY REGULATORY AUTHORITIES	19
9.4	OBSOLETE INVENTORY	20
9.5	DISPOSAL COSTS	20

X—CONFIDENTIAL INFORMATION: INTELLECTUAL PROPERTY RIGHTS		20

10.1	CONFIDENTIAL INFORMATION	20
10.2	CONFLICT OF INTEREST/NON-COMPETITION	19
10.3	TRADEMARKS AND TRADE NAMES	21

XI—INDEMNIFICATION		21

11.1	INDEMNIFICATION BY DPT	21
11.2	INDEMNIFICATION BY COMPANY	21
11.3	PATENT AND OTHER INTELLECTUAL PROPERTY RIGHTS	22
12.4	CONDITIONS OF INDEMNIFICATION	22
11.5	EVIDENCE OF LIABILITY INSURANCE	22

XII—GENERAL PROVISIONS		23

12.1	NOTICES	23
12.2	ENTIRE AGREEMENT; AMENDMENT	23
12.3	WAIVER	24
12.4	OBLIGATIONS TO THIRD PARTIES	24
12.5	ASSIGNMENT	24
12.6	GOVERNING LAW AND ARBITRATION	24
12.7	SEVERABILITY	25
12.8	HEADINGS, INTERPRETATION	25
12.9	COUNTERPARTS	25
12.10	INDEPENDENT CONTRACTOR	26

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This Manufacturing Agreement (the “Agreement”) is made as of this 23rd day of April 2002 by and between Auxilium Pharmaceuticals, Inc. (“COMPANY”)., a corporation organized under the laws of the State of Delaware with its principal place of business 160 W. Germantown Pike, Suite D-5, Norristown, PA19401 (hereinafter referred to as “COMPANY”) and DPT Laboratories, Ltd., a Texas Limited Partnership with a place of business at 307 East Josephine Street, San Antonio, Texas 78215 (hereinafter collectively referred to as “DPT”).

WITNESSETH:

WHEREAS, COMPANY is engaged in the distribution and sale of certain pharmaceutical products; and

WHEREAS, DPT is engaged in the manufacture, distribution and sale of such products and has the capability of manufacturing like products for third parties; and

WHEREAS, COMPANY desires DPT to manufacture the Products more specifically described in Schedule A and DPT desires to do so.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter expressed, the parties agree as follows:

1—DEFINITIONS

1.1 Act

“Act” means the Federal Food, Drug and Cosmetic Act, as amended, and regulations promulgated thereunder.

1.2 Product(s)

“Product(s)” means product(s) (as listed in Schedule A) manufactured, packaged, labeled and/or finished by DPT to meet the Specifications (as hereinafter defined).

1.3 FDA

“FDA” means the United States Food and Drug Administration, or any successor entity thereto.

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1.4 Forecasted Needs

“Forecasted Needs” means COMPANY’s estimate of Products to be ordered from DPT for each of the twelve (12) months following the month in which such estimate is provided.

1.5 Label, Labeled, or Labeling

“Label”, “Labeled”, or “Labeling” means all labels and other written, printed, or graphic matter upon: (i) Product or any container or wrapper utilized with Product or (ii) any written material accompanying Product.

1.6 Market Year

“Market Year” means a period of twelve (12) consecutive months commencing on the first day of the month following the initial sale of Product by COMPANY and beginning on January 1st of each consecutive year thereafter.

1.7 Packaging

“Packaging” means all primary containers, cartons, shipping cases, inserts or any other like material used in packaging, or accompanying, Product.

1.8 Specifications

“Specifications” means the (i) raw material specifications (including approved suppliers, art proofs, chemical, micro, and packaging specifications); (ii) sampling requirements (i.e., lab, chemical, and micro); (iii) compounding module, including compounding process and major equipment; (iv) intermediate specifications; (v) packaging module (including packaging procedures, torque and fill weights); (vi) finished Product specifications release criteria including DPT’s Acceptable Quality Limits (“AQL’s), as approved in writing by COMPANY; (vii) stability specifications; and (viii) test methods. Specifications shall be established and/or amended from time to time upon the written agreement of both DPT and COMPANY via a Product Change Request (“PCR”) in accordance with Section IX below.

1.9 Material Safety Data Sheet

“Material Safety Data Sheet” (“MSDS”) means written or printed material concerning a hazardous chemical which is prepared in accordance with

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the regulations promulgated by the Occupational Safety & Health Administration, or any successor entity thereto.

1.10 Manufacturing Fee

“Manufacturing Fee” means the fee paid by COMPANY to DPT for services required to manufacture and package Products. The Manufacturing Fee is quoted in single final Product unit increments (i.e. by the bottle or tube.) The Manufacturing Fee shall include services for incoming inspection of raw material, compounding of bulk, packaging Product, testing Product for release, making Product ready for shipment, and minimum product documentation (five (5) copies of Certificate of Analysis.) The Manufacturing Fee does not include, without limitation, any Research & Development support, Package Engineering studies, Validation support, Warehousing or Distribution of Product, FDA audit support, extensive reporting requirements, or additional laboratory testing beyond that required in the Specifications. These services are in addition to the Manufacturing Fee and shall be billed by the hour at DPT’s then-prevailing R&D hourly rate. In addition, the Manufacturing Fee does not include any material costs or costs associated with establishing or manufacturing new material such as art charges, die costs, plate costs, and packaging equipment change parts. These items are billed separately in accordance with paragraph 2.8 below.

II—PRODUCT MANUFACTURE AND SUPPLY

2.1 Manufacture and Purchase.

(a) Except to the extent specified in Section 2.9 of this Agreement, subject to the terms and conditions of this Agreement, DPT agrees that it will manufacture for and provide to COMPANY, and COMPANY agrees that it will purchase from DPT, one hundred percent (100%) of the annual requirements of the Products identified in Schedule A attached hereto. COMPANY shall pay DPT for Products as defined in paragraph 2.8 below. DPT shall manufacture Products in accordance with the Specifications or pursuant to exceptions approved in writing by COMPANY, and in sufficient quantity to meet the COMPANY’s Forecasted Needs for the length of this Agreement.

(b) All orders for the Products shall be made pursuant to the COMPANY’s Forecasted Needs delivered to DPT in accordance with Section 2.6 hereof.

(c) DPT shall manufacture and package the Products supplied to Company in accordance with the specifications. No change in the specifications, methods, processes and/or procedures may be made unless (i) Company agrees in writing

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thereto or (ii) such change is required by (1) any regulatory agency which has jurisdiction over Company; provided, that, DPT shall notify Company prior to making any such required change and obtain Company’s written approval of any revised Specifications before implementation.

2.2 Supply of Materials.

(a) DPT shall supply, at the expense of COMPANY pursuant to subsection (c) below, all raw material components necessary for the manufacture of Products. DPT shall be responsible for the performance of all necessary quality control testing of the raw material components in accordance with DPT’s Standard Operating Procedures (“SOPs”). DPT shall maintain and enforce a vendor qualification program in accordance with its SOPs, but shall not be responsible for qualifying COMPANY dictated suppliers that are not already participating in such program unless specifically engaged by COMPANY to do so and at COMPANY’S expense.

(b) COMPANY shall provide DPT with Specifications (including art proofs) for Packaging and Labeling, and DPT shall purchase, at the expense of COMPANY, Packaging and Labeling in accordance with the Specifications.

(c) All DPT supplied materials will be billed to COMPANY on the respective invoice for Product, into which the material was converted, and in addition to the Manufacturing Fee, all in accordance with the provisions of paragraph 2.8 below.

2.3 Materials Testing.

All raw materials and packaging supplies shall, when received by DPT, be submitted to analysis and evaluation in accordance with the Specifications and DPT’s SOP’s to determine whether or not said materials meet the Specifications. The cost of all such analyses and evaluations shall be borne by DPT, except as otherwise provided in paragraph 2.2 of this Agreement. DPT agrees to maintain and, if necessary, make available records of all such analyses and evaluations.

2.4 Material Safety Data Sheets.

Prior to DPT’s receipt and testing, and as a condition precedent of any testing or formulation work by DPT pursuant to this Agreement, DPT shall formulate generic MSDS sheets at COMPANY’S expense per agreed protocol

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for finished products, and obtain MSDS sheets for all components necessary for the manufacture of Products from the respective suppliers of such components. Any components or Products requiring disposal shall be presumed hazardous unless otherwise provided in the MSDS information provided.

2.5 Commencement of Manufacturing for New Products.

No later than three (3) months prior to the initial Market Year of a new Product, COMPANY agrees to notify DPT of its delivery requirements for the succeeding three (3) months and shall provide its Forecasted Needs for the first Market Year in order to ensure timely delivery of Product for initial sale and marketing.

2.6 Production.

(a) COMPANY agrees to purchase from DPT all Products manufactured for COMPANY by DPT in accordance with COMPANY’s Forecasted Needs to the extent such Products meet the Specifications or exceptions approved in writing by COMPANY.

(b) Products shall be manufactured in increments of full batch quantities. DPT will supply COMPANY with the estimated batch yield of each Product. From time to time, DPT may update these estimates based upon actual manufacturing experience.

(c) At the initiation of the first Market Year and thereafter, COMPANY shall provide DPT with specific data as to its Forecasted Needs for the following twelve (12) months on a monthly basis in substantially the form attached hereto as Schedule XX (“Monthly Forecast”). This Monthly Forecast will be updated on a rolling, monthly basis thereafter. DPT shall, no later than fifteen (15) business days after receipt of each such forecast, notify Company in writing of any prospective problems it might have in meeting Company’s forecasted order quantities or estimated delivery dates.

It is understood and agreed that with respect to any forecasts issued to DPT by COMPANY pursuant to the terms hereof, the forecast for the first three (3) months thereof shall constitute a firm order for Products, and no purchase orders shall be required. COMPANY shall specify the requested delivery dates for the first three months of the Forecasted Needs therein and DPT shall meet those dates, subject to the availability of materials. DPT may, at its sole discretion, produce Product up to thirty (30) days prior to the requested delivery date in order to accommodate fluctuations in production demands. However, there will never be more than a thirty (30) day period from production

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compound to completion of packaging, without the prior consent of COMPANY. During the current month before the next Monthly Forecast is due, if the second three (3) months of the period addressed in the Forecasted Needs is expected to change by more than five percent (5%), COMPANY will provide DPT with an appropriate update.

Notwithstanding the binding nature of the initial three months of the Forecasted Needs, COMPANY shall be entitled to postpone delivery dates or cancel Forecasted Needs provided that: (i) COMPANY reimburses DPT for any raw material components ordered to support such production as well as any related storage charges; and (ii) in the event such notice of postponement or cancellation is received within two weeks of the original delivery date and DPT is unable to replace the scheduled production, COMPANY agrees to reimburse DPT for the lost manufacturing fee revenue pertaining to the postponed or scheduled production.

The second three (3) months of the period addressed in the Forecasted Needs shall be utilized by DPT for purposes of raw material acquisition on behalf of COMPANY and DPT production planning. Although DPT shall employ all commercially reasonable efforts to minimize the raw material inventory purchased on behalf of COMPANY, certain raw materials may have long lead times, require a minimum order quantity, and/or present a substantial economic order quantity. Therefore, DPT may order the chemical and packaging components necessary to support up to six (6) months of COMPANY’s Forecasted Needs, or the applicable minimum order quantity, whichever is greater. Notwithstanding the foregoing, with respect to certain raw materials that may not be readily available in the market, Company reserves the right to require DPT to maintain in stock, specified amounts of those tested materials, provided that COMPANY pays for such safety stock in advance as well as storage charges.

(d) COMPANY shall specify delivery dates in its Forecasted Needs with at least ninety (90) days prior notice if the requirements are at or below one hundred twenty-five percent (125%) of the most recently supplied Forecasted Needs for such period, and at least one hundred twenty (120) days prior to the requested delivery date if the requirements exceed the most recently supplied Forecasted Needs for such period by more than one hundred twenty-five percent (125%).

(e) DPT shall fill and ship all orders of Products in accordance with COMPANY’s written instructions in compliance with this Agreement. DPT shall distribute the Product to COMPANY’S customers in accordance with the terms of Schedule A attached hereto.

2.7 Rejected Products.

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(a) Except for any minor departures from Specifications or nonconformities not impairing the safety or efficacy of Products to which COMPANY may reasonably waive objection, COMPANY may reject any Product which fails to meet the Specifications. COMPANY shall, within twenty (20) days after its receipt of any shipment of Product and related Certificate of Analysis of Product batch (as described in paragraph 5.1 hereof), notify DPT in writing of any claim relating to rejected Product batch and, failing such notification, shall be deemed to have accepted such Product batch. Such notice to DPT shall specify why the Product batch failed to perform to Specifications. DPT shall have an opportunity to inspect or test said Product batch. All Products shall be submitted to inspection and evaluation in accordance with DPT’s SOP’s to determine whether or not said Products meet the Specifications. As to any such Product batch (including phases of or complete batches of bulk product) which is determined to fail the Specifications and may be rejected by COMPANY or DPT (“Rejected Product”), DPT, at its sole cost and expense (including shipping) shall replace such Rejected Product promptly after all raw materials are available to DPT for the manufacture. If requested, DPT shall make arrangements with COMPANY for the return or disposal of Rejected Product at DPT’s sole cost and expense.

(b) In the event of a conflict between the test results of DPT and the test results of COMPANY with respect to any shipment of Product batch, a sample of such Product batch shall be submitted by DPT to an independent laboratory acceptable to both parties for testing against the Specifications under procedures employed in the Specifications. The fees and expenses of such laboratory testing shall be borne entirely by the party against whom such laboratory’s finding are made. If results from the independent laboratory are inconclusive, final resolution will be settled in accordance with paragraph 13.6 (b) below.

(c) Following validation, for all commercial production batches of a Product produced by DPT (“Commercial Batches”) in the event a Rejected Product is due to COMPANY supplied information, formulations or materials, COMPANY shall bear one hundred percent (100%) of all costs directly related to and invoiced for Rejected Product including cost of destruction of the Rejected Product. In the event a Rejected Product is due to DPT’s willful malfeasance, breach of its warranties provided for herein or any other material breach of this Agreement and such conduct renders the Product unmarketable, or in the event more than two (2) Commercial Batches are rejected in any calendar year, DPT shall bear one hundred percent (100%) of the manufacturing fees, costs of materials supplied by DPT and costs of destruction. In the event the Product does not meet final specifications, but such failure is not due to either COMPANY supplied information or DPT’s, willful malfeasance, breach of its

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warranties or any other material breach of this Agreement the COMPANY shall bear all material costs with DPT bearing all Manufacturing Fees related to Rejected Product, and with destruction to be conducted by the COMPANY with costs shared equally by the parties. Destruction of rejected Product shall be in accordance with all applicable laws and regulations and the party conducting the destruction shall indemnify the other party hereto for any liability, costs or expenses, including attorney’s fees and court costs, relating to a failure to dispose of such Product in accordance with such laws and regulations. The party conducting the destruction shall also provide to the other party hereto all manifests and other applicable evidence of proper destruction as may be requested by applicable law. The parties agree that any dispute concerning the operation or effect of this paragraph 2.7 will be resolved in accordance with paragraph 13.6 (b) below.

2.8 Product Price.

(a) The Manufacturing Fees to be paid by COMPANY to DPT are listed in Schedule A. The parties hereto agree that the Manufacturing Fees set out in Schedule A shall be re negotiated, in good faith, at the beginning of each calendar year. If the parties are unable to agree on a re-negotiated price at least thirty (30) days prior to the start of a new twelve (12) month period, then this Agreement, effective the first day of January of the new twelve (12) month period, shall continue in force with prices being adjusted to reflect the change in the Consumer Price Index during the preceding twelve (12) month period until price negotiation can be completed. Prices for new Products or new Product sizes, not initially included in Schedule A, shall be negotiated and DPT and COMPANY shall arrive at a mutual agreement with respect to prices at the time said new Products or new Product sizes are added to Schedule A. If a negotiated price cannot be agreed upon, final pricing will be settled in accordance with paragraph 13.6 (b) below.

(b) Price of materials to be paid by COMPANY to DPT (“Quoted Price of Material”) shall be listed in an amendment to Schedule A within 90 days of commencement of regular production of the applicable Product. Quoted Price of Material is calculated as [**] Quoted Price of Material does not include, without limitation, new or non-recurring costs associated with establishing, testing or manufacturing changes in components or new material such as reference standards, reagents, art charges, die costs, mold or tooling costs, plate costs, and packaging equipment change parts required as a result of changes to existing specifications by Company or pursuant to regulatory requirements. These items will be invoiced to COMPANY at DPT’s cost on a net thirty (30)

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basis. COMPANY agrees to reimburse DPT for any such authorized expenditures made on COMPANY’s behalf. DPT’s Quoted Price of Material will be adjusted once annually at the beginning of each calendar year and Schedule A shall be amended accordingly. In the event, however, the cost of a raw material increases or decreases greater than ten percent (10%), DPT may notify COMPANY and, with COMPANY’s approval, adjust its invoice price for said material to COMPANY to compensate for the increase or decrease. In the event of an increase in the cost of raw materials, COMPANY may, (to the extent available) require DPT to obtain competitive bids from vendors of affected raw materials prior to approving any adjustment to DPT’s invoice price.

(c) Payment for all deliveries of Product and services shall be made in U.S. dollars, net thirty (30) days, after date of DPT’s invoice therefore. Invoices shall be generated upon QA Release of Product from DPT. Total invoice shall be equal to the quantity of Product released times the Total Price per unit, effective on the date of Product release, as listed in Schedule A. A late fee of one and one-half percent (1.5%) of total invoice can be added each month for late payments. DPT, at its sole discretion, has the right to discontinue COMPANY’s credit on future orders and to put a hold on any production or shipment of Product if COMPANY’s account is past due by more than ninety (90) days. Such hold on production or shipment shall not be considered a breach of this Agreement by DPT. In the event credit is discontinued, a one hundred percent (100%) material deposit paid by COMPANY to DPT will be required prior to DPT ordering raw materials. In addition, a fifty percent (50%) Manufacturing Fee deposit will be required prior to DPT manufacturing any Product and the balance of the invoice must be paid in full prior to shipment.

2.9	Back-Up Supplier

In the event that DPT is unable to meet COMPANY’s supply requirements, COMPANY shall have the immediate right to have a third-party supplier act as Back-Up Supplier (“Back-Up Supplier”). In such an event, DPT shall use commercially reasonable efforts to enable Back-Up Supplier to manufacture and package the Products, provided that Back-Up Supplier agrees to enter into an acceptable agreement of confidentiality with DPT and DPT is reimbursed its reasonable costs and expenses associated with such assistance. Subject to the foregoing, DPT shall provide to Back-Up Supplier the Specifications and any other information reasonably necessary for the manufacturing and packaging of the Products (“Technical Information”). Any disclosure or use of Technical Information will be subject to the confidentiality restrictions set forth in this Agreement.

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III—SHIPMENT AND RISK OF LOSS

3.1 Shipment.

Shipment of Product shall be in accordance with COMPANY’s written instructions, provided that shipment is made in accordance with all relevant statutory requirements.

3.2 Delivery Terms.

The purchase price of Products in Schedule A hereof shall be F.O.B., DPT’s plant of manufacture, San Antonio, Texas. COMPANY will bear all risk of loss, delay, or damage in transit, as well as cost of freight and insurance.

3.3 Claims.

The weights, tares and tests affixed by DPT’s invoice shall govern unless established to be incorrect. Claims relating to quantity, weight and loss or damage to any Product sold under this Agreement shall be waived by COMPANY unless made within thirty (30) days of receipt of Product by COMPANY.

IV—TERM AND TERMINATION

4.1 Term.

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This Agreement shall commence on the first day of the month following the mutual signing of this document and will continue until the expiration of the Third (3rd) Market Year for the Product identified in Schedule A, unless sooner terminated pursuant to paragraph 4.2 below. This Agreement may be extended by mutual written agreement between both parties and Schedule A shall be amended accordingly to reflect extended terms. In the absence of a written agreement to extend this Agreement, receipt and acceptance by DPT of COMPANY’s purchase order for Products beyond the term of this Agreement shall constitute extension of this Agreement as it applies to the accepted purchase order with all other terms and conditions of this Agreement in full effect except that the term shall only be through completion of the accepted purchase order. COMPANY shall have the option to renew this agreement for an additional three year and one-half year term by giving at least eighteen months prior written notice.

4.2 Termination.

This Agreement may be terminated at any time upon the occurrence of either of the following events:

(a) The failure of either party to comply with its obligations herein, which failure is not remedied within ninety (90) days after written notice by the other party of its intention to terminate.

(b) The failure of DPT to meet substantially all of Company’s requirements for three (3) consecutive months.

(c) Notice by either party to the other upon its insolvency or bankruptcy.

4.3 Payment on Termination.

In the event of the termination or cancellation of this Agreement for any reason other than DPT’s breach hereof, and without prejudice to any other rights and remedies available to DPT hereunder, COMPANY agrees to reimburse DPT at Standard Cost for any raw materials, directly ordered for the manufacture of Products based on COMPANY’s Forecasted Needs and for which DPT has no other use, as well as for work-in-process commenced by, and finished goods of, DPT in connection with the performance of this Agreement. With respect to any raw materials and components ordered for manufacture of Products for which DPT can reasonably find alternate use, DPT shall only charge COMPANY its

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inventory carrying costs for storage of such raw materials and components until use (not to exceed twelve (12) months). Within sixty (60) days of termination and at COMPANY’s written request, DPT shall furnish COMPANY with a statement of all materials in inventory, and shall ship such materials and the applicable invoice therefore to COMPANY at COMPANY’s cost and per COMPANY’s written instructions. COMPANY shall pay for materials upon receipt of such invoice.

4.4 Survival.

Termination of this Agreement under paragraph 4.2 or due to expiration or cancellation shall not relieve either party of obligations or liability for breaches of this Agreement incurred prior to or in connection with termination, expiration or cancellation. Sections VI, VII, IX, X, XI and XII hereof shall survive the termination or cancellation of this Agreement for any reason.

V—CERTIFICATES OF ANALYSIS AND MANUFACTURING COMPLIANCE

5.1 Certificates of Analysis.

DPT shall test each lot of Product purchased pursuant to this Agreement before delivery to COMPANY. Each Certificate of Analysis shall set forth the items tested, specifications and test results for each lot delivered. DPT shall send a minimum of five (5) Certificates of Analysis to COMPANY at the time of the release of Product. DPT warrants the accuracy of each Certificate of Analysis to a reasonable degree of scientific certainty. Extraordinary reporting or documentation, outside this Agreement, may be subject to an additional charge by DPT.

Notwithstanding the foregoing, COMPANY reserves the right to have additional release testing of some or all Product batches performed by a third-party, at COMPANY’s sole cost and expense, provided that any additional release testing conducted at the COMPANY’S request is conducted within thirty days after QA release of the Product from DPT and does not affect the COMPANY’S obligations pursuant to Section 2.8(c) above, unless it is ultimately determined that the Product does not meet its Specifications pursuant to Section 2.7(b) above.

5.2 Stability Testing.

DPT shall perform its standard stability test program as defined in DPT’s SOP’s or as separately agreed to in accordance with a PCR for each of the Products contained herein. For the first Market Year, COMPANY shall receive a

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Quarterly Report for the Product and a copy of DPT’s Annual Report for the Product. DPT will be reimbursed by COMPANY for all expenses incurred in rendering the Quarterly Report. Thereafter, COMPANY shall receive a copy of DPT’s Annual Report for the Product as long as DPT is continuing to produce such Product for COMPANY and for as long as COMPANY’s account is current. If COMPANY elects to perform its own stability testing on Product, COMPANY agrees to provide DPT with a copy of the results from such testing on an annual basis.

5.3 Validation Work or Additional Testing.

It is understood by the parties hereto that the responsibility for any validation work in connection with the Product shall be the sole responsibility of DPT in accordance with the written Project Protocol establishing methodology and pricing for such services. It is understood between the parties hereto that if DPT is required by a regulatory authority to perform any additional validation studies or additional testing of the Product in order to legitimately continue to engage in the manufacture of the Product for COMPANY and DPT and COMPANY cannot reach an agreement on a written Project Protocol, then DPT shall be under no obligation to continue the manufacture of the Product affected by said regulation.

5.4 FDA Inspection.

DPT shall advise COMPANY within one (1) business day if an authorized agent of the FDA or other governmental agency visits DPT’s manufacturing facility and requests or requires information or changes which directly pertain to the Products. FDA audit time specific to Products will be billed to COMPANY from DPT at the then-prevailing QA hourly rate.

5.5 NDAs, ANDAs, & 510(k)s.

COMPANY agrees to provide DPT with copies of any sections of NDAs, ANDAs, 510(k)s or other regulatory filings applicable to the Products manufactured and/or tested by DPT, and copies of any changes in or updates of same as they, from time to time, hereafter occur.

VI—WARRANTIES

6.1 Conformity with Specifications.

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DPT warrants that:

(a) all Products sold and delivered pursuant to this Agreement will have been manufactured in accordance with the Specifications for the finished goods, including all requirements for release testing, at the time of release or pursuant to written exceptions approved by COMPANY at the time of manufacture and shipment.

(b) its process or technical data utilized by DPT in manufacturing or packaging the Products does not knowingly violate or infringe any patent, copyright or trademark laws.

6.2 Compliance with the Act.

COMPANY shall bear sole responsibility for the validity of all test methods and appropriateness of all Specifications originated or supplied by COMPANY. In addition, COMPANY shall bear sole responsibility for all regulatory approvals, filings, and registrations and adequacy of all validation, stability, and preservative efficacy studies. Each party warrants that it has obtained any and all necessary approvals from all applicable regulatory agencies necessary to manufacture and distribute all Products under this Agreement.

6.3 Conformity with FDA regulations and cGMP’s.

Subject to the provisions set forth in paragraph 6.2 and 6.4 hereof, DPT warrants that all Products manufactured, held for sale, sold and shipped pursuant to this Agreement shall have been manufactured and shipped by DPT in substantial compliance with all applicable state and federal laws including, without limitation, FDA regulations and current, written Good Manufacturing Practices.

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6.4 Compliance of Packaging and Labeling with Laws and Regulations.

COMPANY warrants that all Labeling copy and artwork approved, designated or supplied by COMPANY shall be in compliance with all applicable laws and governmental regulations. Compliance with all federal, state, and local laws and regulations concerning Packaging and Labeling shall be the sole responsibility of COMPANY, provided that DPT purchases such Packaging and Labeling as provided in paragraph 2.2 (c) hereof.

COMPANY hereby represents and warrants to DPT that all COMPANY designated formulas, components and artwork related to the Product do not violate or infringe any patent, copyright or trademark laws.

6.5 Access to DPT’s Facilities.

COMPANY shall have access to DPT’s facilities upon advance notice to inspect DPT’s facilities and records to the extent Company deems reasonably necessary to enable Company to verify compliance by DPT with its obligations under this Agreement in relation to the Products and to verify compliance with any statutory or regulatory requirements which are applicable to the manufacture and/or packaging of the Products. Such access shall in no way give COMPANY the right to any of DPT’s confidential or proprietary information. Notwithstanding the foregoing, audits conducted by or on behalf of COMPANY shall be limited to one (1) time per calendar year and three (3) employees of COMPANY who are subject to the same requirements of confidentiality as COMPANY, unless additional audits are reasonably necessary due to specifications, testing or GMP compliance issues which require additional actions.

6.6 Disclaimer.

DPT AND COMPANY MAKE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO PRODUCT, LABELING OR PACKAGING. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED. DPT AND COMPANY AGREE THAT IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTALOR CONSEQUENTIAL DAMAGES RESULTING FROM BREACH OF THIS AGREEMENT.

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WITH RESPECT TO ANY CLAIMS, DEMANDS, SUITS OR DAMAGES IN CONNECTION WITH REJECTED PRODUCT (SECTION 2.7(c)) AND/OR RECALLED PRODUCT(SECTION VII), ARISING FROM OR RELATING TO DPT’S WILLFUL MALFEASANCE, BREACH OF ITS WARRANTIES PROVIDED FOR HEREIN OR ANY OTHER MATERIAL BREACH OF THIS AGREEMENT, DPT’S LIABILITY TO COMPANY FOR ANY CONSEQUENTIAL DAMAGES, SHALL BE LIMITED TO ITS EXISTING INSURANCE COVERAGE, AND ANY ADDITIONAL INSURANCE COVERAGE WHICH COMPANY IS WILLING TO PURCHASE ON BEHALF OF DPT.

VII—PRODUCT RECALLS

In the event (i) any government authority issues a request, directive or order that Product be recalled, or (ii) a court of competent jurisdiction orders such a recall, or (iii) COMPANY reasonably determines that the Product should be recalled for any reason, the parties shall take all appropriate corrective actions reasonably requested by the other party hereto or by any government agency. In the event that such recall results from DPT’s willful malfeasance, breach of its warranties provided for herein or any other material breach of this Agreement, DPT shall be responsible for any and all costs and expenses of the recall, including, without limitation, expenses relating to notification, shipment, rebates and destruction or return of the recalled Product, as well as any reasonable out-of-pocket costs incurred by COMPANY in connection with any corrective action taken in connection with the recall, in any case not to exceed the greater of (a) available insurance proceeds pursuant to Section 6.6, and (b) fifty thousand dollars ($50,000.00) per recall incident. In the event the recall results from the COMPANY’s willful malfeasance, breach of its warranties or any other material breach of this Agreement, COMPANY shall be responsible for the expenses of the recall.

VIII—FORCE MAJEURE: FAILURE TO SUPPLY

8.1 Force Majeure Events.

If any party’s performance of this Agreement or any Exhibit is prevented, restricted or delayed (either totally or in part) by reason of any cause beyond the reasonable control of the parties, such as acts of God, explosion, disease, weather, war, insurrection, civil strike, riot or power failure, the party so affected shall, upon giving notice thereof to the other parties, be excused from such performance to the extent of such prevention, restriction or delay; provided, that the affected party shall use its commercially reasonable efforts to avoid or

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remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed.

Notwithstanding the foregoing, in the event DPT is unable to perform its obligations under this Agreement as a result of a force majeure, COMPANY shall have the right to temporarily use a Back-Up Supplier to manufacture the Product until such time that DPT can resolve any conditions resulting from the force majeure event.

IX—IMPROVEMENTS

9.1 Changes by COMPANY.

If COMPANY at any time requests a change to Product; (i) such change shall be incorporated within the Master Batch Record and/or Specifications via a written PCR reviewed and agreed upon by both DPT and COMPANY; (ii) the parties shall mutually agree on a price adjustment of Product, if necessary, and Schedule A shall be amended accordingly; and (iii) COMPANY shall pay DPT for the costs associated with such change including, but not limited to, any additional development work required, charged at DPT’s then-prevailing R&D rates.

9.2 Changes by DPT.

DPT agrees that any changes developed by DPT, which may be incorporated into the Product shall require the written approval of COMPANY via a PCR prior to such incorporation. If such changes require a revision to the Specifications, such revised Specifications must be approved in writing by COMPANY before they are implemented. It is also agreed that any regulatory filings incident to any such change shall be the sole responsibility of COMPANY.

DPT further agrees to notify COMPANY within three (3) business days of any confirmed out of specifications findings, changes to batch records or processes, release testing changes, investigations, or supply chain interruptions for product of greater than one week.

9.3 Changes by Regulatory Authorities.

DPT agrees that any changes required by regulatory authority, shall be incorporated into the Product as evidenced by the written approval of COMPANY via a PCR prior to such incorporation. At the time of such incorporation, such changes shall become part of the Specifications and such revised Specifications

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must be approved in writing by COMPANY before they are implemented. If, as a result of such change, DPT is required by a regulatory authority to perform validation studies for purposes of validating new manufacturing process or cleaning procedures or new raw material and finished Product assay procedures with respect to Product in order to continue to engage in the manufacture of said Product for COMPANY, such studies shall be conducted in accordance with paragraph 5.3 herein. Due to said changes the parties shall mutually agree upon an adjustment to the price of Product, if necessary, and Schedule A shall be amended accordingly.

9.4 Obsolete Inventory.

Any COMPANY-specific inventory including, but not limited to, raw materials, work-in-process, and finished goods rendered obsolete as a result of formula, artwork or packaging changes requested by COMPANY or by changes required by regulatory authority shall be reimbursed to DPT by COMPANY at DPT’s Standard Cost. At such time and unless otherwise agreed by DPT, DPT will ship the obsolete inventory to COMPANY for destruction by COMPANY. COMPANY shall bear one hundred percent (100%) of all destruction costs related to said obsolete inventory. The destruction shall be in accordance with all applicable laws and regulations. COMPANY shall also provide DPT with all manifests and other applicable evidence of proper destruction as may be requested by DPT or required by applicable law. If DPT does not receive disposition instructions from COMPANY within ninety (90) days from date of obsolescence, obsolete inventory remaining at DPT’s facilities may be subject to storage fees.

9.5 Disposal Costs.

DPT reserves the right to invoice COMPANY for all costs associated with disposal of controlled substances, unless the disposal relates to nonconforming batches due to the failure of DPT to follow established written procedures.

X—CONFIDENTIAL INFORMATION: INTELLECTUAL PROPERTY RIGHTS

10.1 Confidential Information.

The provisions of the Confidentiality and Nondisclosure Agreement between the parties dated July 12, 2000 are incorporated herein by reference.

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10.2 Conflict of Interest/Non-Competition

It is understood and agreed that DPT manufactures products for itself and third parties, some of which may be substantially equivalent to and in competition with Products of COMPANY. Nonetheless, DPT represents and warrants that it is authorized to enter into this Agreement, that the terms of this Agreement are not inconsistent with or a violation of any contractual or other legal obligation to which it is subject and that it will not enter into any contractual or legal obligations that are inconsistent with or in violation of this Agreement.

10.3 Trademarks and Trade Names.

(a) Each party hereby acknowledges that it does not have, and shall not acquire, any interest in any of the other party’s trademarks or trade names unless otherwise expressly agreed.

(b) Each party agrees not to use any trade names or trademarks of the other party, except as specifically authorized by the other party in writing both as to the names or marks which may be used and as to the manner and prominence of use.

XI—INDEMNIFICATION

11.1 Indemnification by DPT.

DPT will indemnify, defend, and hold COMPANY harmless against any and all liability, damage, loss, cost, or expense (including reasonable attorney’s fees) resulting from any third-party claims made or suits brought against COMPANY which arise from DPT’s willful malfeasance, breach of its warranties provided for herein or any other material breach of this Agreement.

11.2 Indemnification by COMPANY.

COMPANY will indemnify, defend and hold DPT harmless against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees) resulting from any third-party claims made or suits brought against DPT which arise from COMPANY’s willful malfeasance, breach of its warranties provided for herein or which arise out of the promotion, distribution, use, testing or sales of Products, including, without limitation, any claims, express, implied or

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statutory, made as to the efficacy, safety, or use to be made of Products, and claims made by reason of any Product Labeling or any Packaging containing Product (provided such packaging and Labeling was purchased by DPT as provided in paragraph 2.2 (c) hereof), unless such liability, damage, loss or expense arises from DPT’s willful malfeasance, breach of its warranties under Section VI hereof, or any other material breach of this Agreement.

11.3 Patent and Other Intellectual Property Rights.

(a) COMPANY will indemnify, defend and hold DPT harmless from any damage, judgment, loss, cost or other reasonable expense (including reasonable attorney’s fees) arising from claims that Products or the use of the Product names and any other trademarks, trade names, or trade dress used by COMPANY in connection with Products infringes patent or other proprietary rights of a third-party.

(b) DPT shall indemnify and hold COMPANY harmless from all costs, damages and expense (including reasonable attorney’s fees) arising out of any suit or action brought against COMPANY based upon a claim that any process or technical data furnished or utilized by DPT infringes any patent or other proprietary rights.

11.4 Conditions of Indemnification.

If either party expects to seek indemnification from the other under paragraphs 11.1, 11.2, or 11.3 hereof, it shall promptly give notice to the other party of any such claim or suit threatened, made or filed against it which forms the basis for such claim of indemnification and shall cooperate fully with the other party in the defense of all such claims or suits. No settlement or compromise shall be binding on a party hereto without its prior written consent.

11.5 Evidence of Liability Insurance.

It is further agreed that each party hereto shall furnish to the other evidence of products and contractual liability insurance coverage affording not less than two million dollars ($2,000,000) each occurrence combined single limit, bodily injury/property damage and five million dollars ($5,000,000) aggregate liability limits. Each insurer shall name the other as an additional insured. Such evidence of insurance coverage can be in the form of the original policy or Certificate of Insurance which shall provide that the insurer has assumed the liability as provided for herein. In addition, such insurers shall warrant that such

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insurance will not be changed or canceled without at least thirty (30) days prior written notice to the respective indemnities.

XII—GENERAL PROVISIONS

12.1 Notices.

Any notices permitted or required by this Agreement shall be sent by telex or fax or by certified or registered mail and shall be effective the earlier of the date received or three (3) days after deposit in the U.S. mail, if sent and addressed as follows or to such other address as may be designated by either party in writing:

If to DPT:	DPT Laboratories, Ltd:
Attention: President
P.O. Box 1659
San Antonio, Texas 78296

With a copy to:	General Counsel
318 McCullough
San Antonio, Texas 78215
Fax (210) 227-6132

If to COMPANY:	COMPANY
Attention: General Counsel
160 W. Germantown Pike
Suite D-5
Norristown, PA 19401
Fax: 610-239-8853

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12.2 Entire Agreement; Amendment.

The parties hereto acknowledge that this document sets forth the entire agreement and understanding of the parties and supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof, and shall supersede any conflicting portions of DPT’s quotation, acknowledgment and invoice forms and COMPANY’s Purchase Order and other written forms. No modification of any of the terms of this Agreement, or any amendments thereto, shall be deemed to be valid unless in writing and signed by the party against whom enforcement is sought. No course of dealing or usage of trade shall be used to modify the terms and conditions herein.

12.3 Waiver.

No waiver by either party of any default shall be effective unless in writing, nor shall any such waiver operate as a waiver of any other default or of the same default on a future occasion.

12.4 Obligations to Third Parties.

Each party warrants and represents that proceeding herein is not inconsistent with any contractual obligations, express or implied, undertaken with any third-party.

12.5 Assignment.

This Agreement shall be binding upon and inure to the benefit of the successors or permitted assigns of each of the parties and may not be assigned or transferred by either party without the prior written consent of the other, which consent will not be unreasonably withheld. Any assignments, including but not limited to, sale, transfer, or license of brand or Products, shall not release the original party hereto from their duties and obligations under this Agreement. For the purposes of this Agreement, the terms “subsidiaries” and “affiliates” shall mean any corporation controlling, controlled by, or under common control with, either of the parties hereto.

12.6 Governing Law and Arbitration.

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(a) The validity, interpretation and effect of this Agreement shall be governed by and construed under the laws of the State of Texas

(b) Except with respect to disputes concerning Confidential Information and Intellectual Property Rights as set forth in Section X of this Agreement, the parties agree to attempt to settle any disputes that arise in connection with this Agreement through good faith non-binding mediation efforts. Each party shall bear their own attorneys fees and expenses in connection with any mediation. The parties agree that any dispute that arises in connection with this Agreement which is not settled through good faith mediation efforts shall be settled by arbitration which shall be in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Such arbitration shall be held in (i) COMPANY’s home county, if the demand for arbitration is initiated by DPT or (ii) Bexar County, Texas, if the demand for arbitration is initiated by COMPANY. There shall be three (3) arbitrators, one (1) to be chosen by COMPANY, one (1) to be chosen by DPT and a third to be selected by the two arbitrators so chosen. The decision of the arbitrators shall be final and binding upon all parties and their respective successors and assigns. The costs of arbitration, excluding attorney’s fees, shall be borne by the losing party. Notwithstanding the foregoing, the parties agree that any breach of Section X of this Agreement will cause irreparable damage and that in the event of such breach, each of the parties hereto shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief to prevent the violation of the other party’s obligations hereunder.

12.7 Severability.

In the event that any term or provision of this Agreement shall violate any applicable statute, ordinance, or rule of law in any jurisdiction in which it is used, or otherwise be unenforceable, such provision shall be ineffective to the extent of such violation without invalidating any other provision hereof.

12.8 Headings, Interpretation.

The headings used in this Agreement are for convenience only and are not a part of this Agreement.

12.9 Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original.

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12.10 Independent Contractor.

In performing its services hereunder, DPT shall act as an independent contractor.

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly authorized officers as of the date first above written.

	AUXILIUM PHARMACEUTICALS, INC.		DPT LABORATORIES, LTD.

			By:	DFB HOLDING, INC. Sole General Partner

By:	/s/ Geraldine Henwood	By:	/s/ John Feik
Geraldine A. Henwood
Its:	President & CEO	Its:	President

Revised: January1999

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Schedule “A” to Manufacturing Agreement Between DPT Laboratories, Ltd. and Auxilium Pharmaceuticals, Inc., Dated April 23, 2002

Product Pricing

    16-Dec-02

Units(MM) 6 mos.	Price ($unit)
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

The initial price per unit will be $[**]/unit based on Auxilium’s guarantee of [**] units for the first six month period. At the end of each six month period, the difference between the price per unit paid will be calculated using the spreadsheet above as either a payment to Auxilium ( if actual production invoiced is over unit projection and falls in a lower price category ) or to DPT Labs ( if actual production invoiced is under unit projection and falls in a higher price category ). Each succeeding six month period will be initially priced according to projected client purchase orders.

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